Exhibit 24.1

POWERS OF ATTORNEY

    The undersigned, a director and/or officer of Macy’s, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints each of Tracy M. Preston and Steven R. Watts my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things and execute any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission (the “Commission”), in connection with the filing with the Commission of a Registration Statement on Form S-8 relating to the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan, including without limitation, the power and authority to sign in my name and on my behalf in my capacity as a director and/or officer of the Company, such Form S-8 and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Dated: May 24, 2024

/s/ Emilie Arel	/s/ Torrence N. Boone	/s/ Ashley Buchanan
Emilie Arel	Torrence N. Boone	Ashley Buchanan

/s/ Marie Chandoha	/s/ Naveen K. Chopra	/s/ Richard Clark
Marie Chandoha	Naveen K. Chopra	Richard Clark

/s/ Deirdre P. Connelly	/s/ Jill Granoff	/s/ Paul Griscom
Deirdre P. Connelly	Jill Granoff	Paul Griscom

/s/ William H. Lenehan	/s/ Sara Levinson	/s/ Richard L. Markee
William H. Lenehan	Sara Levinson	Richard L. Markee

/s/ Adrian V. Mitchell	/s/ Douglas W. Sesler	/s/ Tony Spring
Adrian V. Mitchell	Douglas W. Sesler	Tony Spring

/s/ Paul C. Varga	/s/ Tracey Zhen
Paul C. Varga	Tracey Zhen